Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com

Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS FIRST QUARTER 2018 RESULTS

NEW YORK, May 2, 2018 - American International Group, Inc. (NYSE: AIG) today reported net income of $938 million, or $1.01 per diluted share, for the first quarter of 2018, compared to net income of $1.2 billion, or $1.18 per diluted share, in the prior-year quarter. Adjusted after-tax income was $963 million, or $1.04 per diluted share, for the first quarter of 2018, compared to adjusted after-tax income of $1.4 billion, or $1.36 per diluted share, in the prior-year quarter.

“In the first quarter we made progress towards delivering consistent results with net favorable reserve development, a stable General Insurance accident year loss ratio, and solid Life and Retirement results. Our emphasis on fundamental underwriting practices, increasing accountability across our businesses, and disciplined decision making is taking hold. In the quarter, we added world class talent across the organization, particularly in General Insurance to position AIG for long-term profitable growth,” said Brian Duperreault, President and Chief Executive Officer.

FIRST QUARTER 2018 HIGHLIGHTS

General Insurance Results – First quarter adjusted pre-tax income of $510 million reflected $376 million of catastrophe losses primarily related to the California mudslides, U.S. winter storms and the Papua New Guinea earthquake, as well as $135 million of severe losses. The first quarter results included net favorable prior year loss reserve development of $108 million (1.6 points), driven by North America Commercial Lines compared to $24 million ((0.6) points) of net unfavorable prior year loss reserve development in the prior-year quarter. The first quarter of 2018 loss ratio was 67.2. The accident year loss ratio, as adjusted, was 63.1, essentially unchanged from full year 2017.

Life and Retirement Results – First quarter adjusted pre-tax income was $892 million. Life and Retirement produced solid results with assets under administration or management at historically high levels in Individual Retirement, Group Retirement and Institutional Markets, due to strong equity market performance. Base net investment spreads declined incrementally, as expected, for Individual Retirement and Group Retirement due to the run-off of higher yielding assets and lower reinvestment yields. Adjusted pre-tax income benefited from $54 million of non-recurring payments on structured securities.

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Legacy – First quarter adjusted pre-tax income of $145 million, compared to $342 million in the prior-year quarter, reflected lower income from fair value option assets, as well as the sale of the Life Settlements portfolio in 2017.

Net Investment Income – First quarter net investment income from our insurance companies including the Legacy insurance portfolios, decreased 9% from the prior-year quarter to $3.3 billion. The decline was primarily due to a lower level of alternative investment assets, lower income from fair value option securities, lower call and tender income in Life and Retirement reflecting higher interest rates and funding of the adverse development reinsurance coverage with National Indemnity Company late in the first quarter 2017.

Capital and Liquidity – In the first quarter, AIG repurchased 5.4 million common shares for $298 million and warrants for $2 million. As of May 2, 2018, approximately $2.0 billion remained under the share repurchase authorization.

As of March 31, 2018, AIG Parent liquidity stood at approximately $8.5 billion. In the first quarter, AIG Parent received approximately $1.1 billion of distributions from insurance subsidiaries in the form of cash and fixed maturity securities, including tax sharing payments.

Book Value per Common Share – As of March 31, 2018, book value per common share was $69.95 compared to $72.49 at December 31, 2017. Book value per common share excluding accumulated other comprehensive income and deferred tax assets (Adjusted book value per common share) increased 2.5% to $56.10 compared to year end 2017, or 1.3% excluding the impact of changes in accounting principles.

Validus Holdings, Ltd. – The transaction is expected to close in mid-2018, subject to obtaining the relevant regulatory approvals and other customary closing conditions.

FIRST QUARTER FINANCIAL SUMMARY*

	Three Months Ended March 31,
($ in millions, except per share amounts)	2018	2017
Net income	$938	$1,185
Net income per diluted share	$1.01	$1.18
Adjusted after-tax income	$963	$1,367
Adjusted after-tax income per diluted share	$1.04	$1.36

Return on equity	5.9%	6.3%
Adjusted return on equity	7.7%	9.6%
Adjusted return on attributed equity - Core	8.6%	10.2%

Book value per common share	$69.95	$78.59
Book value per common share, excluding accumulated other comprehensive income	67.48	74.58
Adjusted book value per common share	56.10	59.10

*Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

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GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2018	2017	Change
Total General Insurance
Net premiums written	$6,171	$6,297	(2)%
Underwriting income (loss)	$(251)	$12	NM
Adjusted pre-tax income	$510	$1,061	(52)

Underwriting ratios:
Loss ratio	67.2	65.3	1.9	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(5.7)	(3.5)	(2.2)
Prior year development	1.6	(0.6)	2.2
Accident year loss ratio, as adjusted	63.1	61.2	1.9
Expense ratio	36.6	34.5	2.1
Combined ratio	103.8	99.8	4.0
Accident year combined ratio, as adjusted	99.7	95.7	4.0

General Insurance - North America

	Three Months Ended March 31,
($ in millions)	2018	2017	Change
North America
Net premiums written	$2,039	$2,323	(12)%
Commercial Lines	1,314	1,611	(18)
Personal Insurance	725	712	2

Underwriting income (loss)	$(328)	$(63)	(421)
Commercial Lines	(89)	(100)	11
Personal Insurance	(239)	37	NM

Adjusted pre-tax income	$320	$828	(61)

Underwriting ratios:
North America
Loss ratio	80.0	73.3	6.7	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(11.1)	(5.4)	(5.7)
Prior year development	2.8	2.1	0.7
Accident year loss ratio, as adjusted	71.7	70.0	1.7
Expense ratio	32.2	28.7	3.5
Combined ratio	112.2	102.0	10.2
Accident year combined ratio, as adjusted	103.9	98.7	5.2

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	Three Months Ended March 31,
($ in millions)	2018	2017	Change
North America Commercial Lines
Loss ratio	75.9	78.1	(2.2	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(4.5)	(6.4)	1.9
Prior year development	6.9	2.9	4.0
Accident year loss ratio, as adjusted	78.3	74.6	3.7
Expense ratio	28.8	26.4	2.4
Combined ratio	104.7	104.5	0.2
Accident year combined ratio, as adjusted	107.1	101.0	6.1

North America Personal Insurance
Loss ratio	90.1	60.0	30.1	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(27.4)	(2.9)	(24.5)
Prior year development	(7.5)	(0.3)	(7.2)
Accident year loss ratio, as adjusted	55.2	56.8	(1.6)
Expense ratio	40.9	35.3	5.6
Combined ratio	131.0	95.3	35.7
Accident year combined ratio, as adjusted	96.1	92.1	4.0

All comparisons are against the first quarter of 2017, unless otherwise indicated. Refer to the AIG First Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	Net premiums written decreased by 12%, largely driven by the net impact of our reinsurance program and the strategic portfolio actions in U.S. Casualty and Property.

•	The increase in the North America loss ratio was driven by higher catastrophe losses and higher attritional losses. The accident year loss ratio, as adjusted, increased 1.7 points and reflects the impact of higher ceded premiums related to changes in our reinsurance program, which was partially offset by a favorable change in the portfolio mix. Also, the first quarter of 2017 did not include the increased loss estimates from the second half of 2017. The accident year loss ratio, as adjusted, would have been flat compared to the prior-year quarter after including these increased loss estimates.

•	The increase in the expense ratio reflected a higher acquisition expense ratio driven by changes in our reinsurance program and changes in the portfolio mix.

•	Adjusted pre-tax income of $320 million included $299 million of catastrophe-related losses, which were primarily related to the California mudslides and largely impacted Personal Insurance, as well as U.S. winter storms. Net favorable prior year loss reserve development of $78 million was primarily due to amortization of the deferred gain from the adverse development reinsurance coverage. Net investment income decreased by $243 million reflecting lower alternative investments.

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FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended March 31,
($ in millions)	2018	2017	Change
International
Net premiums written	$4,132	$3,974	4%
Commercial Lines	1,955	2,018	(3)
Personal Insurance	2,177	1,956	11

Underwriting income (loss)	$77	$75	3
Commercial Lines	(14)	18	NM
Personal Insurance	91	57	60

Adjusted pre-tax income	$190	$233	(18)

Underwriting ratios:
International
Loss ratio	58.5	58.6	(0.1	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(1.9)	(1.9)	-
Prior year development	0.7	(2.9)	3.6
Accident year loss ratio, as adjusted	57.3	53.8	3.5
Expense ratio	39.5	39.3	0.2
Combined ratio	98.0	97.9	0.1
Accident year combined ratio, as adjusted	96.8	93.1	3.7

International Commercial Lines
Loss ratio	64.5	63.7	0.8	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(4.5)	(3.8)	(0.7)
Prior year development	-	(6.5)	6.5
Accident year loss ratio, as adjusted	60.0	53.4	6.6
Expense ratio	36.4	35.2	1.2
Combined ratio	100.9	98.9	2.0
Accident year combined ratio, as adjusted	96.4	88.6	7.8

International Personal Insurance
Loss ratio	54.0	54.4	(0.4	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	-	(0.3)	0.3
Prior year development	1.3	0.1	1.2
Accident year loss ratio, as adjusted	55.3	54.2	1.1
Expense ratio	42.0	42.6	(0.6)
Combined ratio	96.0	97.0	(1.0)
Accident year combined ratio, as adjusted	97.3	96.8	0.5

All comparisons are against the first quarter of 2017, unless otherwise indicated. Refer to the AIG First Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

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•	Net premiums written increased 4% on a reported basis. As a result of the merger of AIU Japan and Fuji Fire and Marine Insurance Company (Fuji), Fuji’s fiscal period was conformed to that of AIU Japan (Fuji merger impact). As a result, the first quarter included approximately $300 million for two additional months of net premiums written. On a constant dollar basis and excluding the Fuji merger impact, net premiums written declined 10%. The decrease in net premiums written was primarily driven by our risk selection strategy in Europe and higher ceded premiums related to changes in our reinsurance program and lower production in Japan.

•	The loss ratio was slightly lower at 58.5 in the first quarter of 2018 reflecting net favorable prior year loss reserve development compared to net unfavorable prior year loss reserve development in the prior-year quarter, primarily impacted by the reduction in the Ogden discount rate. The accident year loss ratio, as adjusted, increased 3.5 points to 57.3 driven by higher severe losses and higher ceded premiums related to changes in our reinsurance program.

•	The increase in expense ratio reflected a slightly higher acquisition ratio mainly due to a decrease in earned premiums driven by the changes in our reinsurance program.

•	Adjusted pre-tax income of $190 million included higher catastrophe-related losses primarily related to the Papua New Guinea earthquake and severe losses, higher ceded premiums related to changes in our reinsurance program and lower net investment income due to weaker hedge fund performance and losses on securities for which changes in fair value are recognized in earnings compared to gains in the prior-year quarter.

LIFE AND RETIREMENT

	Three Months Ended March 31,
($ in millions)	2018	2017	Change
Life and Retirement
Premiums & Fees	$1,180	$1,524	(23)%
Net Investment Income	2,046	1,962	4
Adjusted Revenue	3,460	3,703	(7)
Benefits, losses and expenses	2,568	2,805	(8)
Adjusted pre-tax income	892	898	(1)

Individual Retirement
Premiums & Fees	$216	$213	1%
Net Investment Income	984	1,007	(2)
Adjusted Revenue	1,361	1,373	(1)
Benefits, losses and expenses	862	834	3
Adjusted pre-tax income	499	539	(7)
Net flows	(820)	(295)	(178)

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FOR IMMEDIATE RELEASE

	Three Months Ended March 31,
($ in millions)	2018	2017	Change
Group Retirement
Premiums & Fees	$118	$108	9%
Net Investment Income	582	555	5
Adjusted Revenue	761	718	6
Benefits, losses and expenses	479	475	1
Adjusted pre-tax income	282	243	16
Net flows	(755)	(382)	(98)

Life Insurance
Premiums & Fees	$756	$744	2%
Net Investment Income	293	260	13
Adjusted Revenue	1,061	1,013	5
Benefits, losses and expenses	1,009	959	5
Adjusted pre-tax income	52	54	(4)

Institutional Markets
Premiums & Fees	$90	$459	(80)%
Net Investment Income	187	140	34
Adjusted Revenue	277	599	(54)
Benefits, losses and expenses	218	537	(59)
Adjusted pre-tax income	59	62	(5)

All comparisons are against the first quarter of 2017, unless otherwise indicated. Refer to the AIG First Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	In Individual Retirement, policy fees increased primarily from growth in assets under management. As expected, spreads continued to see compression from lower reinvestment yields. Base net investment spread income declined, primarily in Fixed Annuities driven by decreases in invested assets and accretion income, partially offset by growth in Index Annuities invested assets. Overall net flows continued to be negative reflecting the regulatory uncertainties and disruption in the industry, partially offset by inflows to Index Annuities.

•	In Group Retirement, policy fees increased primarily due to growth in assets. Base net investment spread declined primarily due to lower reinvestment yields, partially offset by higher accretion income and effective crediting rate management. Group Retirement net flows declined due to lower deposits from group plan acquisitions and higher surrenders, including group plan surrenders.

•	In Life Insurance, higher policyholder benefits from aging of the policyholder population base were partially offset by higher portfolio income driven by growth in invested assets and higher returns on alternative investments.

•	In Institutional Markets, lower premiums and fee income compared to the prior-year quarter, which benefited from higher pension risk transfer transactions, were partially offset by higher net investment income due to higher assets under management.

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FOR IMMEDIATE RELEASE

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, May 3, 2018 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	negative impacts on customers, business partners and other stakeholders;
•	the occurrence of catastrophic events, both natural and man-made;
•	AIG’s ability to successfully reorganize its businesses, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets, including AIG’s ability to successfully consummate the purchase of Validus Holdings, Ltd.;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	changes in judgments concerning potential cost saving opportunities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;

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•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	AIG’s ability to successfully manage Legacy portfolios;
•	concentrations in AIG’s investment portfolios;
•	actions by credit rating agencies;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject, including as a global systemically important insurer;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 (which will be filed with the SEC) and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2017.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2018 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

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AIG Return on Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG by average Adjusted Shareholders’ Equity.

Core Adjusted Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core Return on Equity – Adjusted After-tax Income (Adjusted Return on Attributed Equity) is used to show the rate of return on Adjusted Attributed Equity. Adjusted Return on Attributed Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Equity.

Adjusted After-tax Income Attributable to Core is derived by subtracting attributed interest expense and income tax expense from adjusted pre-tax income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

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Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain; and

•    net loss reserve discount benefit (charge).

Adjusted After-tax Income attributable to AIG (AATI) is derived by excluding the tax effected APTI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 14 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

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Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business] – Loss ratio

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (Loss)

	Three Months Ended March 31,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income, including noncontrolling interests	$1,227	$277	$948	$1,727	$516	$1,206
Noncontrolling interest	-	-	(10)	-	-	(21)
Pre-tax income/net income attributable to AIG	1,227	277	938	1,727	516	1,185
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	4	(4)	-	50	(50)
Deferred income tax valuation allowance (releases) charges	-	(30)	30	-	13	(13)
Changes in fair value of securities used to hedge
guaranteed living benefits	77	16	61	(11)	(4)	(7)
Changes in benefit reserves and DAC, VOBA and
SIA related to net realized capital gains (losses)	31	6	25	(53)	(19)	(34)
Unfavorable (favorable) prior year development and related
amortization changes ceded under retroactive reinsurance agreements	34	7	27	14	4	10
(Gain) loss on extinguishment of debt	4	1	3	(1)	-	(1)
Net realized capital losses*	19	(1)	20	115	47	68
Noncontrolling interest on net realized capital losses	-	-	1	-	-	5
Loss from discontinued operations	-	-	1	-	-	-
(Income) loss from divested businesses	(8)	(2)	(6)	100	(6)	106
Non-operating litigation reserves and settlements	13	3	10	(6)	(2)	(4)
Net loss reserve discount (benefit) charge	(205)	(43)	(162)	(25)	(9)	(16)
Restructuring and other costs	24	5	19	181	63	118
Adjusted pre-tax income/Adjusted after-tax income	$1,216	$243	$963	$2,041	$653	$1,367

* Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

14

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended March 31,
			% Inc.
	2018	2017	(Dec.)
Earnings per common share:
Basic
Income from continuing operations	$1.03	$1.21	(14.9)%
Income from discontinued operations	-	-	NM
Net income attributable to AIG	$1.03	$1.21	(14.9)

Diluted
Income from continuing operations	$1.01	$1.18	(14.4)
Income from discontinued operations	-	-	NM
Net income attributable to AIG	$1.01	$1.18	(14.4)
Adjusted after-tax income attributable to AIG per diluted share	$1.04	$1.36	(23.5)%

Weighted average shares outstanding:
Basic	908.0	980.8
Diluted	925.3	1,005.3

Return on equity (a)	5.9%	6.3%
Adjusted return on equity (b)	7.7%	9.6%

As of period end:	March 31, 2018	March 31, 2017	December 31, 2017
Total AIG shareholders' equity	$62,792	$74,069	$65,171
Accumulated other comprehensive income (AOCI)	2,220	3,781	5,465
Total AIG shareholders' equity, excluding AOCI	60,572	70,288	59,706

Deferred tax assets (c)	10,214	14,585	10,492
Total adjusted AIG shareholders' equity	50,358	55,703	49,214

Less:
Cumulative effect of change in accounting principle, net of tax reported in:
Total AIG shareholders' equity	(8)	-	-
AOCI	576	-	-

Total adjusted AIG shareholders' equity, excluding cumulative
effect of change in accounting principle, net of tax	$49,790	$55,703	$49,214

As of period end:	March 31, 2018	March 31, 2017	% Inc. (Dec.)	December 31, 2017	% Inc. (Dec.)
Book value per common share (d)	$69.95	$78.59	(11.0)%	$72.49	(3.5)%
Book value per common share, excluding AOCI (e)	$67.48	$74.58	(9.5)	$66.41	1.6
Adjusted book value per common share (f)	$56.10	$59.10	(5.1)	$54.74	2.5
Adjusted book value per common share, excluding the impact from
cumulative effect of change in accounting principle, net of tax	$55.47	$59.10	(6.2)	$54.74	1.3

Total common shares outstanding	897.7	942.5		899.0

Financial highlights - notes

(a)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders' equity. Equity includes AOCI and DTA.
(b)	Computed as Annualized Adjusted after-tax income attributable to AIG divided by Adjusted Shareholders' Equity.
(c)	Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.
(d)	Represents total AIG shareholders' equity divided by Total common shares outstanding.
(e)	Represents total AIG shareholders' equity, excluding AOCI, divided by Total common shares outstanding.
(f)	Represents Adjusted Shareholders' Equity, divided by Total common shares outstanding.

15

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share amounts)

Reconciliations of Core Adjusted Return on Equity

	Three Months Ended
	March 31,
	2018	2017

Adjusted pre-tax income	$1,071	$1,699
Interest expense (benefit) on attributed financial debt	(10)	(43)
Adjusted pre-tax income including attributed interest expenses	1,081	1,742
Income tax expense	214	556
Adjusted after-tax income	867	1,186

Ending adjusted attributed equity	$41,112	$45,226
Average adjusted attributed equity	$40,522	$46,438
Adjusted return on attributed equity	8.6%	10.2%

Reconciliations of Accident Year Loss Ratio, as Adjusted

Twelve Months Ended
Total General Insurance	December 31, 2017
Loss ratio	83.2
Catastrophe losses and reinstatement premiums	(16.1)
Prior year development	(4.0)
Adjustment for ceded premium under reinsurance contract	(0.1)
Accident year loss ratio, as adjusted	63.0

Net Premiums Written - Change in Constant Dollar, excluding Fuji Merger Impact

	Three Months Ended
	March 31,		Percentage Change in
General Insurance - International	2018	2017	U.S. dollars	Original Currency
New Premiums Written	$4,132	$3,974	4%	(3)%
Less: Fuji merger impact	$(300)	n/a	n/a	(7)
Net premiums written, excluding Fuji merger impact				(10)%

Reconciliation of Net Investment Income

	Three Months Ended
	March 31,
	2018	2017
Net Investment Income - Insurance companies:
General Insurance	$761	$1,049
Life and Retirement	2,046	1,962
Legacy Operations	565	730
Divested Insurance Operations (Reported in Other Operations)	(1)	22
Consolidations and eliminations	(33)	(88)
Total Insurance Company NII - Operating basis	3,338	3,675
Add:
Non-operating changes in FV of securities used to hedge guaranteed living benefits	(77)	11
Total Net Investment Income - per Consolidated Statement of Operations	$3,261	$3,686

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